Exhibit 10.50

XCYTE THERAPIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of January 15, 2004 (the “Effective Date”), by and between Robert Lawrence Kirkman, MD (“Employee”) and Xcyte Therapies, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to Employee’s employment with the Company as of and after the date of this Agreement.

1. Duties.

(a) Position Responsibilities. Employee shall be employed as Chief Business Officer and Vice President of Company commencing on January 21, 2004 (the “Start Date”). The duties and responsibilities of Employee shall include the duties and responsibilities as attached hereto as Attachment A and such other duties and responsibilities as the Chief Executive Officer may from time to time reasonably assign to Employee, in all cases to be consistent with Employee’s corporate office and position.

(b) Obligations to the Company. Employee agrees to the best of his ability and experience that he will at all times faithfully perform all of the duties and obligations required of and from Employee, consistent and commensurate with Employee’s position, pursuant to the terms hereof. During the term of Employee’s employment relationship with Company, Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Company, as a director, officer, advisor or contractor or in any other capacity with respect to any such competitive business. Nothing in this Agreement will prevent Employee from (i) making personal investments in, and sitting on the board of directors or board of advisors of, businesses that are not competitive with the business of Company, or (ii) accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided that such activities listed in (i) and (ii) do not materially interfere with Employee’s obligations to Company as described above. Nothing in this Agreement will require Employee to divest of passive investments made prior to this Agreement in a business that is or may be competitive with the business of the Company or from making similar investments in the future provided that Employee is no longer employed by the Company. Employee will comply with and be bound by Company’s operating policies, procedures and practices from time to time in effect during the term of Employee’s employment.

2. Confidentiality Agreement. On or prior to the Start Date, Employee shall sign a Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Attachment B. Employee hereby represents and warrants to Company that he has complied with all obligations under the Confidentiality Agreement since the commencement of discussions with the Company regarding employment and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee’s employment relationship with Company.

3. Compensation.

(a) Salary. Employee shall receive a monthly salary of $20,000.00 (subject to applicable withholding taxes), which is equivalent to $240,000.00 on an annualized basis (the “Base Salary”). Employee’s monthly salary will be payable pursuant to the Company’s normal payroll practices.

(b) Signing Bonus. Employee shall receive a signing bonus in the amount of $85,000.00 (subject to applicable withholding taxes) to be paid as soon as practicable following Employee’s Start Date. Any bonus received by Employee pursuant to this Section will be reported as taxable income to Employee in the year received and may be subject to additional taxes as required by applicable tax law. Employee will not be eligible for any tax gross up payments from the Company in connection with this bonus.

(c) Stock Options. The Company will recommend to the Board of Directors of the Company that, at the next Board meeting, following the Employee’s Start Date, Employee be granted an option to purchase 400,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value of the Shares on the date of the grant and a vesting schedule as follows: subject to Employee’s continued active full-time employment with the Company, 25% of the total Shares shall vest on the date that is the one year anniversary of the Vesting Commencement Date (defined by reference to the Employee’s Start Date) and an additional 1/48th of the total Shares shall vest monthly thereafter until all Shares have vested (total vesting in 48 months). The option will be an incentive stock option to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms of the Company’s Amended and Restated 1996 Stock Option Plan and the Stock Option Agreement between Employee and the Company.

(d) Relocation Assistance. Employee will receive reimbursement for the following expenses reasonably related to the relocation of Employee and Employee’s immediate family to the Seattle, Washington metropolitan area in connection with his employment at the Company: movement of household goods, storage of those goods, movement of vehicles, and temporary housing costs. Notwithstanding anything to the contrary, Employee’s total reimbursement for any and all relocation expenses may not exceed $15,000 and will require receipts or other supporting documentation prior to reimbursement by the Company.

(e) Success-Based Option Grants. Employee will be eligible to receive additional grants of stock options or purchase rights from time to time in the future, based on the success and/or consummation of business deals or other goals achieved by Employee, as the Board of Directors may deem appropriate in their discretion. The stock options shall also be subject to such terms and conditions as the Board of Directors shall determine as of the date of any such grant.

4. Benefits.

(a) General Benefits. Employee will be eligible to participate in the Company’s employee benefit plans of general application in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for such other benefits as the Company generally provides to its other employees of comparable position.

(b) Vacation. Employee will be entitled to 12 days paid vacation per calendar year, pro-rated for the remainder of this calendar year, in each year of service. Vacation accrues according to the following schedule: 8.00 hours per month in each year of service, with such accrual capped at 180 hours. Vacation may not be taken before it is accrued. In addition, Employee will be entitled to take up to 10 days sick leave per calendar year, pro-rated for the remainder of this calendar year.

5. Term; At-Will Employment. The employment of Employee under this Agreement shall be for an unspecified term. The Company and Employee acknowledge and agree that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

6. Separation Benefits. Employee shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 6; provided, however, that in the event Employee is entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which Employee is entitled under such severance pay plan shall reduce the amount of severance pay to which Employee is entitled pursuant to this Section 6. In all cases, upon termination of employment Employee will receive payment for all salary and unused vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law or as provided for herein.

(a) Voluntary Resignation. If Employee voluntarily elects to terminate Employee’s employment with the Company, Employee shall not be entitled to any severance benefits.

(b) Termination for Cause. If the Company or its successor terminates Employee’s employment for Cause, then Employee shall not be entitled to receive any separation benefits.

(c) Involuntary Termination. If Employee’s employment is terminated by the Company or its successor under circumstances that constitute an Involuntary Termination prior to the first anniversary of Employee’s Start Date, provided Employee signs a general release of claims in the form attached hereto as Attachment C, Employee shall receive (i) continued payment of his base salary until the date that is six (6) months from Employee’s Involuntary Termination, subject to applicable withholding taxes, and paid in accordance with the Company’s normal payroll schedule commencing after Employee’s execution of the general release of claims, and (ii) reimbursement for his expenses incurred in continuing his medical insurance for himself and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), as applicable, for a period of six (6) months following the commencement of such COBRA continuation coverage, provided Employee makes a timely election for and continues to be eligible for such continued coverage.

(d) Termination by Reason of Death or Disability. In the event that Employee’s employment with the Company terminates as a result of Employee’s death or his inability to perform the essential functions of his position with or without reasonable accommodation on account of a mental or physical disability, Employee or Employee’s estate or representative, as applicable, will receive all salary and unpaid vacation accrued as of the date of Employee’s employment termination and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(e) Definition of “Involuntary Termination”. For purposes of this Agreement, Employee shall be considered to have been terminated under circumstances that constitute Involuntary Termination if he is terminated by the Company or its successor without Cause (other than on account of death or disability).

(f) Definition of “Cause”. For purposes of this Agreement, “Cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

(i) Employee’s failure to cure, within 30 days after written notice thereof from the Company, his failure to substantially perform his duties hereunder or gross negligence in the performance thereof, or failure to follow Company policy as set forth from time to time or to follow the legal directives of the Company’s Chief Executive Officer, so long as such directives are not inconsistent with the Employee’s position and duties and this Agreement;

(ii) Employee’s act of fraud or embezzlement, or of dishonesty or other misconduct that materially damages the Company, including conviction of a felony;

(iii) Employee’s incurable willful breach of any material provision of the Confidentiality Agreement (as defined in Section 2 above), including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.

7. Conflicts. Employee represents that his or his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

8. Successors and Assigns. The rights and obligations under this Agreement shall benefit and be binding on any successor and/or assign of the Company, and the Company shall cause such successor and/or assign to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of

Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Employee’s obligations under this Agreement may not be assigned.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c) Sole Agreement. This Agreement, including any Attachments hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Employment Agreement as of the date first written above.

XCYTE THERAPIES, INC.

By:	/s/ RONALD JAY BERENSON
Title:	CEO & President
Address:	1124 Columbia Street, Suite 130
Seattle, Washington 98104

ROBERT LAWRENCE KIRKMAN, MD

Signature:	/s/ ROBERT L. KIRKMAN
Address:	104 Loma Road
San Carlos, CA 94070

ATTACHMENT A to Employment Agreement

XCYTE THERAPIES, INC.

POSITION DESCRIPTION

Position Title:	Chief Business Officer and Vice President
Position Status:	Full-time; Exempt
Reports to:	President, Chief Executive Officer

This organization believes that each employee makes a significant contribution to our success. That contribution should not be limited by the assigned responsibilities. Therefore, this position description is designed to outline primary duties, qualifications and job scope, but not limit the incumbent nor the organization to just the work identified

Primary Responsibilities:

The Chief Business Officer position is responsible for leading the evolution of the company from a research and product development focus to a balanced commercial focus. The position is responsible for providing the commercial, strategic and operating leadership and ensuring the transition of the company to a commercially sustained organization. As a member of the Executive Committee, refine and formulate current and long-range company strategy, business objectives, policies and budgets. With the President and Chief Executive Officer co-lead external communications in the areas of fund raising, investor relations and strategic alliances.

The Chief Business Officer has direct overall responsibility for developing the commercialization strategy for the company’s products. This includes market analysis, reimbursement, pricing and all other issues related to introducing products into the market. This will also include an evaluation of the scientific, medical, development, manufacturing and intellectual property issues related to the commercialization of the product. The position will be responsible for participating in the internal product planning and review process and providing commercial decisions and market requirements regarding the direction and appropriateness of each product development program. This individual will also be directly responsible for identifying potential partnerships with biopharmaceutical companies, which include disease-specific, geographic or combination products. This individual will take the lead role in structuring, negotiating and securing agreements with these partners. The Chief Business Officer will also be responsible for helping to identify and evaluate new business opportunities for Xcyte Therapies. These opportunities may include products or technologies that come from either academic institutions or other companies. The Chief Business Officer will be responsible for overseeing the analysis of these opportunities, which requires evaluation of their scientific, medical, development and intellectual property issues. The individual is directly responsible for performing the marketing and business analyses for these opportunities. In addition, the individual is responsible for helping to identify key business areas for the company and how to implement business arrangements in these areas. The Chief Business Officer plays the key role in structuring, negotiating and securing licenses and agreements.

ATTACHMENT B to Employment Agreement

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

XCYTE THERAPIES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In exchange for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued, by Xcyte Therapies, Inc. or its subsidiaries, affiliates, or successors (collectively, the “Company”), and for any cash and equity compensation for my services, I hereby agree as follows:

1. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2. Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly to use or disclose, both during my employment by or consulting relationship with the Company and for a period of three (3) years after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

3. Ownership of Physical Property. All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4. Assignment of Inventions.

        (a) Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

        (b) I attach hereto as Exhibit A, a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

5. Further Assistance; Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

6. Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7. Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8. Solicitation of Employees, Consultants and Other Parties. During the term of my employment or consulting relationship with the Company, and for a period of one (1) year following the termination of my relationship with the Company for any reason, I shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. For a period of one (1) year following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

9. Noncompetition. During the term of my employment or consulting relationship with the Company and for one (1) year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company.

10. No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

11. No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

12. Effects of Agreement. This Agreement (a) shall survive for a period of five (5) years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

13. At-Will Relationship. I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

14. Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15. Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

16. Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

XCYTE THERAPIES, INC.		EMPLOYEE:

By:	/s/ RONALD JAY BERENSON	By:	/s/ ROBERT L. KIRKMAN

Title:	CEO & President	Robert Lawrence Kirkman, MD
(print name)

Dated: 1/15 , 2004		Dated: 1/16 , 2004

Exhibit A

Xcyte Therapies, Inc.

1124 Columbia Street, Suite 130

Seattle, Washington 98104

Ladies and Gentlemen:

1. The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company. I represent that such list is complete.

NONE

2. I propose to bring to my employment or consultancy the following materials and documents of a former employer:

   ✓      No materials or documents.

            See below:

By:	/s/ ROBERT L. KIRKMAN

Robert Lawrence Kirkman, MD
(Print Name)

ATTACHMENT C to Employment Agreement

GENERAL RELEASE OF CLAIMS

This General Release of Claims is made by and between                              (“Employee”) and Xcyte Therapies, Inc., a Delaware corporation (the “Company”).

Whereas, in consideration for and contingent upon Employee’s release of claims as set forth below, the Company has agreed to provide certain separation benefits to Employee in connection with his termination of employment as set forth in the Employment Agreement between Employee and the Company dated                      (the “Separation Benefits”); and

Whereas, Employee acknowledges and agrees that he is not entitled to any severance payment or separation benefits from the Company other than the Separation Benefits and that he is entitled to the Separation Benefits only upon the Release Effective Date of this General Release of Claims; and

Whereas, Employee desires to mutually release the Company and related parties from claims as set forth below;

Employee agrees that the Separation Benefits represents settlement in full of all outstanding obligations owed to Employee by the Company with respect to Employee’s employment relationship with the Company and the termination of such relationship. Employee, on behalf of himself and his heirs, executors, representatives, agents, attorneys, successors and assigns, hereby fully and forever releases the Company and its officers, directors, employees, shareholders, agents, attorneys, subscribers, investors, affiliates, predecessors, successors and assigns (hereinafter, “Xcyte Therapies”) from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the date Employee signs this Agreement including, without limitation:

        (a) any and all claims relating to or arising from Employee’s employment with the Company or its successor and termination of that employment;

        (b) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1991, and Chapter 49.60 of the Revised Code of Washington or any other state and federal laws and regulations relating to employment or employment discrimination;

        (c) any and all claims for wrongful termination of employment, breach of contract, breach of a covenant of good faith and fair dealing, violation of public policy, misrepresentation, emotional distress, interference with contract or prospective economic advantage, and defamation;

        (d) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

        (e) any and all claims, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) related to severance benefits; and

        (f) any and all claims for attorney’s fees and costs.

Employee and the Company agree that the release set forth herein shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to Employee’s right to vested benefits (other than severance pay) under any Company-sponsored benefit plan covered by ERISA.

Employee agree that he will not assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against the Company relating to employment discrimination.

Employee and the Company agree that nothing contained in this Release shall constitute or be treated as an admission of wrongdoing by Employee or the Company.

Employee agrees that at all times in the future he will continue to be bound by the terms and conditions set forth in the Proprietary Information and Invention Assignment Agreement between Employee and the Company executed in connection with the commencement and continuation of his employment, dated                                 , 200     (the “Confidentiality Agreement”).

If Employee is forty (40) years of age or older as of the Separation Date, Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Employee also acknowledges that the consideration given for the Release above is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA and as provided under the Older Workers Benefit Protection Act of 1990, that (a) he has the right to consult with an attorney before signing this Release; (b) his Release does not apply to any rights or claims that may arise after the date he signs this Release; (c) he has twenty-one (21) days after receipt of notice of his termination and a copy of this Release in final form within which he may review and consider this Release, discuss it with an attorney of his own choosing, and decide to execute or not execute it (although he may choose to voluntarily execute this Release earlier); (d) he has a period of seven (7) days after he signs this Release to revoke the Release; and (e) this Release will not be effective (the “Release Effective Date”) until the eighth day after this Release has been signed by Employee, and only then if Employee does not revoke it. In order to revoke this Release, Employee must deliver to the Company, within seven (7) days after he has signed this Release, a letter stating that he is revoking it. Employee understands that if he chooses to revoke this Release within seven (7) days after he signs it, he will not receive any severance benefits and the Release will have no effect.

If Employee is not forty (40) years of age or older as of the Separation Date, the Release Effective Date will be the date that both parties have signed this Release.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

        (a) They have read this Agreement;

        (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

        (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

        (d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

, an individual	XCYTE THERAPIES, INC.

*SAMPLE TEMPLATE—TO BE EXECUTED PRIOR TO PAYMENT OF SEVERANCE ONLY*

By:

Its:

Dated:	Dated: